Exhibit 99.1
February 10, 2010
For Immediate Release:
Travelport LLC Announces Termination of Debt Tender Offer
New York, NY— Travelport LLC (the “Company”) today announced that it has terminated its previously announced cash tender offer for:
•	its Senior Euro Floating Rate Notes due 2014 (the “First Priority Notes”);

•	its Senior Dollar Floating Rate Notes due 2014 (the “Second Priority Notes”);

•	its 10 7/8% Senior Subordinated Euro Notes due 2016 (the “Third Priority Notes”); and

•	its 9 7/8% Senior Dollar Notes due 2014 (the “Fourth Priority Notes” and, together with the First Priority Notes, the Second Priority Notes and the Third Priority Notes, the “Notes”).
Any Notes that have been tendered will be promptly returned to holders.
The tender offer was made pursuant to the Offer to Purchase and the related Letter of Transmittal, dated January 20, 2010, as amended.
The Company terminated the tender offer because it has determined the IPO Condition (as defined in the Offer to Purchase) will not be satisfied. On February 10, 2010, Travelport announced that at this time, following a review of market conditions, it has decided against proceeding with an initial public offering of shares and listing on the London Stock Exchange.
The Company’s cash tender offer with respect to its 11 7/8% Senior Subordinated Dollar Notes due 2016 was previously terminated on February 3, 2010.
About Travelport
Travelport Limited, the indirect parent company of Travelport LLC, and guarantor on an unsecured basis of the Notes, is a leading provider of critical transaction processing solutions, offering broad based business services to companies operating in the global travel industry. Travelport Limited is comprised of the global distribution system (GDS) business that includes the Worldspan and Galileo brands; GTA, a global, multi-channel provider of hotel and ground services; Airline IT Solutions, which hosts mission critical applications and provides business and data analysis solutions for major airlines. With 2008 revenues of $2.5 billion, Travelport Limited operates in 160 countries and has approximately 5,300 employees. Travelport Limited also owns approximately 48% of Orbitz Worldwide (NYSE: OWW), a leading global online travel company. Travelport Limited is a private company owned by affiliates of The Blackstone Group, One Equity Partners, Technology Crossover Ventures and Travelport management.
This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in Travelport Limited’s Securities and Exchange Commission filings. Past results of Travelport Limited are not necessarily indicative of its future results. Travelport Limited does not undertake any obligation to update any forward-looking statements.

IMPORTANT NOTICE: NOT FOR DISTRIBUTION IN OR INTO, OR TO ANY PERSON LOCATED OR RESIDENT IN OR AT ANY ADDRESS IN, THE REPUBLIC OF ITALY.
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Media Contact:
Kelli Segal
Corporate Communications, U.S.
212-915-9155
Kelli.segal@travelport.com
Investor Contact:
Chris Tyson
Corporate Finance
+44 (0) 1753 288 248
Chris.tyson@travelport.com